Exhibit 10.Y(3)

AMENDMENT TO

ALCOA SUPPLEMENTAL PENSION PLAN FOR SENIOR EXECUTIVES

1.	Section 2.2 is amended to revise subsection (a)(ii)(z) to add the following:

Notwithstanding the foregoing, effective December 16, 2009, a subsequent election may be made by an active participant that delays the date payment of Excess Pensions commences to the later of age 62 or retirement subject to the following:

1) payment must commence on a date that is at least 5 years from the date payment would have commenced pursuant to the original election, or the date to which commencement of payment defaults where no election was made, and

2) provided further that such subsequent election shall not take effect before the date that is 12 months following the date the subsequent election is received by the Plan.

The subsequent election remains subject to all other requirements and provisions of the original election. To the extent the foregoing requirements for the subsequent election are not fulfilled, the original election (or default, if no election was made) will apply.

2.	In all other respects, the Plan is ratified and confirmed.